Exhibit 99.1

For Immediate Release

April 22, 2005

First Century Bankshares, Inc.

Reports 2005 First Quarter Earnings

Bluefield, WV – First Century Bankshares, Inc., Bluefield, West Virginia, (OTCBB - FCBS) a $382 million bank holding company, announced earnings of $885,000 for the three-month period ending March 31, 2005. This represents an increase of approximately 26.2% from the $701,000 earned during the same period in 2004. On a per share basis, net income increased to $0.44 per diluted share for the period ended March 31, 2005, compared to $0.35 per diluted share for the period ended March 31, 2004.

Net interest income, for the three-month period ended March 31, 2005 was $3,777,000, an increase of $273,000, or 7.8%, as compared to $3,504,000 for the first quarter of 2004. This increase reflected the effects of rising interest rates and the variable nature of the Corporation’s loan portfolio. Net interest margins for the three months ended March 31, 2005 and 2004 were 3.97% and 3.89%, respectively.

Noninterest income, exclusive of securities gains and losses, was $864,000 for the three-month period ended March 31, 2005 and represented an increase of $23,000, or 2.7%, compared to $841,000 for the same period in 2004. This increase was primarily due to an increase in income from fiduciary activities as the Trust and Investment Services Department continues to experience growth in assets and accounts under management.

Noninterest expense of $3,202,000 for the quarter ended March 31, 2005 represented a decrease of $55,000, or 1.7%, from $3,257,000 for the same period in 2004. Increases in personnel and facility related expenses were offset by an 11.8%, or $124,000, reduction in other noninterest expense reflecting management’s efforts to control operating expenses.

The improved earnings of the Corporation were partially offset by an increase in the provision for loan losses. The provision for loan losses amounted to $68,000 for the three-month period ended March 31, 2005. Because of a significant recovery, the provision for loan losses was ($26,000) for the three-month period ended March 31, 2004. The 2005 provision more accurately reflects the Corporation’s expected performance.

Earnings through March 31, 2005 reflect an annualized return on average assets (ROAA) of 0.93% compared to 0.78% for the period ended March 31, 2004. Also, these earnings reflect an annualized return on average equity (ROAE) of 9.89% and 7.92%, respectively, for the periods ending March 31, 2005 and 2004. Dividends for the first quarter of 2005 increased to $0.23 per share, or 9.5%, from $0.21 per share paid for the first quarter of 2004.

Nonperforming assets, including nonaccrual loans, loans past-due over 90 days, restructured loans and other real estate owned, as a percentage of total loans improved from 1.3% at March 31, 2004 to 1.2% at March 31, 2005. Overall, management is pleased with the recent trends in reduced provision for loan losses and nonperforming assets as it signals results from the significant efforts to enhance asset quality.

At the annual organizational meeting following the Annual Meeting of Shareholders on April 19, 2005, the Board of Directors of the Corporation’s wholly owned subsidiary, First Century Bank, N.A., elected Frank W. Wilkinson to be the Bank’s President and Chief Operating Officer. Mr. R.W. Wilkinson will continue to serve as the Bank’s Chairman and Chief Executive Officer, as well as in his current capacity as President and Chief Executive Officer of the Corporation.

First Century Bankshares, Inc. is a bank holding company, that owns First Century Bank, N.A., headquartered in Bluefield, West Virginia, with 11 offices and 15 ATM locations throughout southern West Virginia and southwestern Virginia.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors. Please refer to First Century’s filings with the Securities and Exchange Commission for a summary of important factors that could affect First Century’s forward-looking statements. First Century undertakes no obligation to revise these statements following the date of this press release.

###

2